Exhibit 10.2

July 15, 2005

Mr. Marty Glick

511 Hampton Road

Piedmont, CA 94611

Re:	Amendment to Agreement dated September 10, 2004 (the “Agreement”) between Marty Glick and Theravance, Inc. (the “Company”)

Dear Marty:

This letter sets forth our mutual understanding concerning your voluntary resignation from the Company and an amendment to the Agreement.

Under the Agreement, we originally agreed that you would remain an employee of the Company until December 31, 2005, and then become a consultant to the Company from January 1, 2006 through December 31, 2006. For good and valuable consideration, receipt of which is hereby acknowledged, you and we agree that your employment with Theravance will end on July 15, 2005 and we will enter into the Consulting Agreement that was attached as Exhibit C to the Employment Agreement provided that the Consulting Agreement shall now be effective the same day: July 15, 2005.  The Consulting Agreement will also be modified to provide for you to receive a monthly retainer of $3,750 (prorated for July 2005) through December 31, 2005, after which you will receive the previously negotiated amount for services rendered thereunder. On July 15, 2005, you will be paid all of your accrued salary and 5 weeks unused vacation based on the annual salary in effect as of June 30, 2005.  Beginning July 15, 2005, you will be compensated for future services to the Company in accordance with the terms and provisions of the Agreement and the Consulting Agreement (each as modified by this letter).

In addition, if you sign the release which was attached to the Agreement as Exhibit B within 30 days of July 15, 2005, then we will waive any requirement that you remain employed through December 31, 2005 and you will be entitled to the benefits set forth in the Agreement that were originally conditioned on your signing the Exhibit B release and remaining employed through December 31, 2005.  In addition, to the extent such benefits set forth in the Agreement provided for continued vesting if you remain employed through December 31, 2005 and remain a consultant from January 1, 2006 through December 31, 2006, you shall now be required to remain a consultant from July 15, 2005 through December 31, 2006 in order to continue to vest.

Through December 31, 2005, you will continue to have a phone extension and computer/blackberry support and use of the Theravance email network, as well as administrative assistant support provided by Colleen Woolf which will be paid by the Company. You agree to remove your personal items from your office at the Company at your earliest convenience, but in any event no later than August 15, 2005.

Except as amended hereby, the Agreement shall remain in full force and effect and all other terms of the Agreement are hereby confirmed.

Please indicate your agreement to the foregoing by signing the enclosed copy of this letter and returning it to me. We look forward to continuing to work with you in your new capacity as a consultant to the Company.

Very truly yours,

/s/ Rick E Winningham
Rick E Winningham
Chief Executive Officer

Accepted and Agreed as of July 15, 2005:

/s/ Marty Glick
Marty Glick